UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 2, 2014

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01: Completion of Acquisition or Disposition of Assets

On September 2, 2014, TECO Energy, Inc. (the “Corporation”) completed the previously announced acquisition of all of the outstanding capital stock of New Mexico Gas Intermediate, Inc. (“NMGI”), the parent company of New Mexico Gas Company, Inc. (“NMGC”), pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of May 25, 2013, by and among the Corporation, NMGI and Continental Energy Systems LLC, the seller. The aggregate purchase price for the acquisition was $950 million, which includes the assumption of $200 million of long-term debt at NMGC, and is subject to customary post-closing adjustments in accordance with the terms of the Stock Purchase Agreement. A copy of the Stock Purchase Agreement was filed as Exhibit 2.1 to the Corporation’s Current Report on Form 8-K filed on May 28, 2013.

The Corporation funded the purchase price with cash on hand, including approximately $292 million of net proceeds from its recent public offering of a total of 16.7 million shares of its common stock, $70 million of proceeds from a debt financing at NMGC (which was used to repay existing NMGC debt at closing), $200 million of proceeds from a debt financing at NMGI (which was primarily used to repay existing NMGI debt at closing and to fund the transaction, costs and expenses), and short-term debt under the TECO Finance, Inc. credit facility.

Section 7 – Regulation FD

Item 7.01: Regulation FD Disclosure

On September 3, 2014, the Corporation issued a press release announcing the closing of the acquisition of NMGI, the parent company of NMGC. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, dated September 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2014		TECO ENERGY, INC.
(Registrant)

	By:	/s/ Sandra W. Callahan
Sandra W. Callahan
Senior Vice President-Finance and Accounting and Chief Financial Officer (Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 3, 2014.